Exhibit 99.1
CONN'S, INC. REPORTS OCTOBER AND THIRD QUARTER FISCAL 2016
SALES AND DELINQUENCY DATA

THE WOODLANDS, TEXAS, November 5, 2015 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture, mattresses, home appliances, consumer electronics and provider of consumer credit, today reported $99.5 million in total retail net sales for the month ended October 31, 2015, a 5.0% increase compared to the same prior year period. For the three months ended October 31, 2015, total retail net sales were $323.0 million, a 6.0% increase compared to the same prior year period.

The following table presents the Company's percentage change in same store sales for the month ended and three months ended October 31, 2015, compared to the same prior-year periods, and the 60-plus day delinquency rate as of October 31, 2015:

	Month Ended	Three Months Ended
	October 31, 2015	October 31, 2015
Same store sales % change (as compared to the same prior-year period):
Furniture and mattress	9.7%	11.6%
Home appliance	(2.4)	0.5
Consumer electronic	(11.9)	(9.1)
Home office	(9.7)	(11.0)
Other	(28.5)	(28.3)
Product sales	(2.4)	(0.5)
Repair service agreement commissions	0.9	3.2
Total net sales	(2.0)%	—%

		As of October 31, 2015
60-plus day delinquency rate		10.2%

Norman Miller, Conn’s Chief Executive Officer and President, commented, "Greater than 60-day delinquency was 10.2% as of October 31, 2015, compared to 10.0% as of October 31, 2014. The delinquency rate increased 30 basis points from September 30, 2015 to October 31, 2015, consistent with the increase during the same period a year ago. The delinquency rate as of October 2015 did not have the benefit of the portfolio growth that we experienced last year."

"Same store sales for the month decreased 2.0% against a decrease of 4.4% in October last year, and were flat for the third quarter of fiscal 2016. We experienced a general softening across all markets during October 2015 and continue to be impacted by our decision to exit video game products, digital cameras, and certain tablets. Excluding the impact from these products, same store sales for the month increased 1.7% and for the quarter increased 3.8%. We also saw softening sales performance in October 2015 in our markets with greater oil industry concentration. The impact on same store sales was 60 basis points when compared to September 2015 and 30 basis points when compared to the second quarter of fiscal 2016."

"For the month of October, excluding the impact from video game products and digital cameras, same store sales for consumer electronics decreased by 2.9%. Same store sales in the television category decreased 3.5% due to lower same store unit sales, partially offset by higher average selling prices as a result of an increase in the proportion of television sales from Ultra HD televisions. Same store unit sales increased in the furniture and mattress category, partially offset by lower average selling prices. Same store unit sales decreased in the home appliance category with flat average selling prices. Excluding the impact from tablets, same store sales for home office increased 2.0% due to higher same store unit sales, partially offset by lower average selling prices."

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company's financial statement closing process. The Company has provided monthly same store sales, portfolio balance and 60-plus day delinquency rate data for all monthly periods since and including February 2012 on its investor relations website at ir.conns.com.

Conn's expects to release November sales and delinquency data on December 8, 2015.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating approximately 100 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company’s ability to execute periodic securitizations of future originated loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the Company's stock repurchase program; and the other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G

S.M. Berger & Company
Andrew Berger (216) 464-6400